EXHIBIT 99.1

[Logo of NTL Incorporated]

             NTL responds to press article regarding "Open Access"

New York, New York (January 6, 2000) - NTL Incorporated  ("NTL") (NASDAQ:  NTLI;
EASDAQ: NTLI) responded today to an article in today's Financial Times regarding the review by the UK Competition Commission of NTL's acquisition of certain assets of Cable and Wireless Communications, and the potential that the commission would require the cable operators to further open their cable TV networks to TV channel providers ("Open Access") in return for approval of the merger. As previously reported, the Open Access issue is centered on the pay television market in the UK.

Barclay Knapp, Chief Executive of NTL, stated: "We have made our submission to the Competition Commission regarding the acquisition and will be giving our own oral evidence shortly. We have received no indications that any change in our current Open Access requirements would be a condition to the approval of the merger. We continue to believe the merger is pro-competitive in all of its aspects, especially considering the cable industry's current position with regard to BT and BSkyB, its primary competitors.

"The FT article and other sources report that the Open Access issue was raised with the commission by BSkyB, which is widely regarded as already having a dominant position for pay TV in the UK. Indeed, we support and are currently required to provide Open Access to our digital cable television system in a manner which is equivalent to the Open Access which is required for BSkyB's digital satellite system. We believe that this current regime is both adequate and desirable for both the UK pay television market and NTL's business objectives.

"In addition, NTL has received no indication at any point that Open Access to its telephony and/or Internet networks is an issue these proceedings."


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For further  information please contact:  In the US: John F. Gregg,  Senior Vice
President-Chief Financial Officer; Bret Richter, Director-Corporate Development; or Richard J. Lubasch, Executive Vice President-General Counsel at (212) 906-8440; in the UK: Aizad Hussain, Director-Corporate Development at 44 171 909 2000 or e-mail: investor-relations@ntli.com